This amended and restated pricing supplement amends and restates in full the pricing supplement dated February 22, 2022 for CUSIP 09710F330.

Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-234425
(To Prospectus dated December 31, 2019,
Prospectus Supplement dated December 31, 2019 and
Product Supplement EQUITY STR-1
dated February 22, 2022)

300,800 Units $10 principal amount per unit CUSIP No. 09710F330	Pricing Date Settlement Date Maturity Date	February 22, 2022 March 1, 2022 February 28, 2025

BofA Finance LLC
Strategic Accelerated Redemption Securities® Linked to the SPDR® S&P® Biotech ETF
Fully and Unconditionally Guaranteed by Bank of America Corporation
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Automatically callable if the Closing Market Price of the Underlying Fund (as adjusted by the Price Multiplier) on any Observation Date, occurring approximately one, two and three years after the pricing date, is at or above the Starting Value
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In the event of an automatic call, the amount payable per unit will be:
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$11.35 if called on the first Observation Date
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$12.70 if called on the second Observation Date
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$14.05 if called on the final Observation Date
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If not called on the first or second Observation Dates, a maturity of approximately three years
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If not called, 1-to-1 downside exposure to decreases in the Underlying Fund, with up to 100% of your principal at risk
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All payments are subject to the credit risk of BofA Finance LLC, as issuer of the notes, and the credit risk of Bank of America Corporation, as guarantor of the notes
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No periodic interest payments
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In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.05 per unit. See “Structuring the Notes”
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Limited secondary market liquidity, with no exchange listing

The notes are being issued by BofA Finance LLC (“BofA Finance”) and are fully and unconditionally guaranteed by Bank of America Corporation (“BAC”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-6 of this term sheet, “Additional Risk Factors” beginning on TS-8 of this term sheet, and “Risk Factors” beginning on page PS-7 of the accompanying product supplement, page S-5 of the accompanying Series A MTN prospectus supplement and page 7 of the accompanying prospectus.
The initial estimated value of the notes as of the pricing date is $9.38 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-6 of this term sheet and “Structuring the Notes” on page TS-13 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.
_________________________
None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.
_________________________
	Per Unit	Total
Public offering price(1)	$10.00	$2,992,960.00
Underwriting discount(1)	$ 0.20	$45,120.00
Proceeds, before expenses, to BofA Finance	$ 9.80	$2,947,840.00
(1)
The public offering price and underwriting discount for an aggregate of 300,800 units purchased in a transaction of 300,000 units or more in a single transaction by an individual investor or in combined transactions with the investor’s household in this offering is $9.95 per unit and $0.15 per unit, respectively.

The notes and the related guarantee:
Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value
BofA Securities
February 22, 2022

Strategic Accelerated Redemption Securities® Linked to the SPDR® S&P® Biotech ETF, due February 28, 2025
Summary
The Strategic Accelerated Redemption Securities® Linked to the SPDR® S&P® Biotech ETF, due February 28, 2025 (the “notes”) are our senior unsecured debt securities. Payments on the notes are fully and unconditionally guaranteed by BAC. The notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally in right of payment with all of BofA Finance’s other unsecured and unsubordinated obligations, and the related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, in each case, except obligations that are subject to any priorities or preferences by law. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor. The notes will be automatically called at the applicable Call Amount if the Closing Market Price (as adjusted by the Price Multiplier) of the Market Measure, which is the SPDR® S&P® Biotech ETF (the “Underlying Fund”), on any Observation Date is equal to or greater than the Starting Value. If your notes are not called, you will lose all or a portion of the principal amount of your notes. Payments on the notes, including the amount you receive at maturity or upon an automatic call, will be calculated based on the $10 principal amount per unit and will depend on the performance of the Underlying Fund, subject to our and BAC’s credit risk. See “Terms of the Notes” below.
The economic terms of the notes (including the Call Amounts and Call Premiums) are based on BAC’s internal funding rate, which is the rate it would pay to borrow funds through the issuance of market-linked notes and the economic terms of certain related hedging arrangements. BAC’s internal funding rate is typically lower than the rate it would pay when it issues conventional fixed or floating rate debt securities. This difference in funding rate, as well as the underwriting discount and the hedging related charge described below, reduced the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you are paying to purchase the notes is greater than the initial estimated value of the notes.
On the cover page of this term sheet, we have provided the initial estimated value for the notes. This initial estimated value was determined based on our, BAC’s and our other affiliates’ pricing models, which take into consideration BAC’s internal funding rate and the market prices for the hedging arrangements related to the notes. The notes are subject to an automatic call, and the initial estimated value is based on an assumed tenor of the notes. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-13.
Terms of the Notes		Payment Determination
Issuer:	BofA Finance LLC (“BofA Finance”)	Automatic Call Provision: Redemption Amount Determination: If the notes are not called you will receive the Redemption Amount per unit on the maturity date, determined as follows:
Guarantor:	Bank of America Corporation (“BAC”)
Principal Amount:	$10.00 per unit
Term:	Approximately three years, if not called on the first or second Observation Dates
Market Measure:	The SPDR® S&P® Biotech ETF (Bloomberg symbol: “XBI”)
Starting Value:	$88.68
Ending Value:	The Observation Level of the Market Measure on the final Observation Date
Observation Level:	The Closing Market Price of the Market Measure on any Observation Date, as adjusted by the Price Multiplier
Observation Dates:
On or about February 24, 2023, February 16, 2024 and February 21, 2025 (the final Observation Date), approximately one, two and three years after the pricing date.
The Observation Dates are subject to postponement in the event of Market Disruption Events, as described on page PS-27 of the accompanying product supplement.

Call Level:	$88.68 (100% of the Starting Value).	Because the Threshold Value for the notes is equal to the Starting Value, you will lose all or a portion of your investment if the Ending Value is less than the Starting Value.
Call Amounts (per Unit) and Call Premiums:
$11.35, representing a Call Premium of 13.50% of the principal amount, if called on the first Observation Date;
$12.70, representing a Call Premium of 27.00% of the principal amount, if called on the second Observation Date;
$14.05, representing a Call Premium of 40.50% of the principal amount, if called on the final Observation Date.

Call Settlement Dates:
Approximately the fifth business day following the applicable Observation Date, subject to postponement as described on page PS-25 of the accompanying product supplement; provided however, that the Call Settlement Date related to the final Observation Date will be the maturity date.

Threshold Value:	$88.68 (100% of the Starting Value).
Price Multiplier:	1, subject to adjustment for certain events relating to the Market Measure, as described beginning on page PS-30 of the accompanying product supplement.
Fees and Charges:	The underwriting discount of $0.20 per unit listed on the cover page and the hedging related charge of $0.05 per unit described in “Structuring the Notes” on page TS-13.
Calculation Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance.
Strategic Accelerated Redemption Securities®	TS-2

Strategic Accelerated Redemption Securities® Linked to the SPDR® S&P® Biotech ETF, due February 28, 2025
The terms and risks of the notes are contained in this term sheet and in the following:
■	Product supplement EQUITY STR-1 dated February 22, 2022: https://www.sec.gov/Archives/edgar/data/70858/000121390022008608/s135354_424b5.htm
■	Series A MTN prospectus supplement dated December 31, 2019 and prospectus dated December 31, 2019: https://www.sec.gov/Archives/edgar/data/70858/000119312519326462/d859470d424b3.htm
These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling 1-800-294-1322.
Before you invest, you should read the Note Prospectus, including this term sheet, for information about us, BAC and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Certain terms used but not defined in this term sheet have the meanings set forth in the accompanying product supplement.  Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC.
Investor Considerations
You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:
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You anticipate that the Closing Market Price of the Underlying Fund on any of the Observation Dates will be equal to or greater than the Starting Value and, in that case, you accept an early exit from your investment.
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You accept that the return on the notes will be limited to the return represented by the applicable Call Premium even if the percentage change in the price of the Underlying Fund is significantly greater than the applicable Call Premium.
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If the notes are not called, you accept that your investment will result in a loss, which could be significant, if the Ending Value is below the Threshold Value.
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You are willing to forgo the interest payments that are paid on conventional interest bearing debt securities.
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You are willing to forgo dividends or other benefits of owning shares of the Underlying Fund or the securities held by the Underlying Fund.
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You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our and BAC's actual and perceived creditworthiness, BAC's internal funding rate and fees and charges on the notes.
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You are willing to assume our credit risk, as issuer of the notes, and BAC's credit risk, as guarantor of the notes, for all payments under the notes, including the Call Amounts and the Redemption Amount.

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You wish to make an investment that cannot be automatically called prior to maturity.
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You believe that the notes will not be automatically called and the price of the Underlying Fund will decrease from the Starting Value to the Ending Value.
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You anticipate that the Observation Level will be less than the Call Level on each Observation Date.
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You seek an uncapped return on your investment.
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You seek principal repayment or preservation of capital.
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You seek interest payments or other current income on your investment.
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You want to receive dividends or other distributions paid on shares of the Underlying Fund or the securities held by the Underlying Fund.
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You seek an investment for which there will be a liquid secondary market.
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You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes or to take BAC's credit risk, as guarantor of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.
Strategic Accelerated Redemption Securities®	TS-3

Strategic Accelerated Redemption Securities® Linked to the SPDR® S&P® Biotech ETF, due February 28, 2025
Examples of Hypothetical Payments
The following examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Call Amount or Redemption Amount, as applicable, based on the hypothetical terms set forth below. The actual amount you receive and the resulting return will depend on the actual Starting Value, Threshold Value, Call Level, Observation Levels, and the term of your investment. The following examples do not take into account any tax consequences from investing in the notes. These examples are based on:
1)	a Starting Value of 100.00;
2)	a Threshold Value of 100.00;
3)	a Call Level of 100.00;
4)	the term of the notes from March 1, 2022 to February 28, 2025, if the notes are not called on the first or second Observation Dates;
5)
the Call Premium of 13.50% of the principal amount if the notes are called on the first Observation Date; 27.00% if called on the second Observation Date; and 40.50% if called on the final Observation Date; and

6)	Observation Dates occurring on February 24, 2023, February 16, 2024 and February 21, 2025 (the final Observation Date).
The hypothetical Starting Value of 100.00 used in these examples has been chosen for illustrative purposes only. The actual Starting Value is $88.68, which was the Closing Market Price of the Market Measure on the pricing date. For recent actual prices of the Market Measure, see “The Underlying Fund” section below. The Underlying Fund will not include any income generated by dividends paid on the Underlying Fund or the securities held by the Underlying Fund, which you would otherwise be entitled to receive if you invested in those securities directly. In addition, all payments on the notes are subject to issuer and guarantor credit risk.
Strategic Accelerated Redemption Securities®	TS-4

Strategic Accelerated Redemption Securities® Linked to the SPDR® S&P® Biotech ETF, due February 28, 2025
Notes Are Called on an Observation Date
The notes will be called at $10.00 plus the applicable Call Premium on one of the Observation Dates if the relevant Observation Level is equal to or greater than the Call Level.
Example 1 - The Observation Level on the first Observation Date is 110.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $1.35 = $11.35 per unit. After the notes are called, they will no longer remain outstanding and there will not be any further payments on the notes.
Example 2 - The Observation Level on the first Observation Date is below the Call Level, but the Observation Level on the second Observation Date is 105.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $2.70 = $12.70 per unit. After the notes are called, they will no longer remain outstanding and there will not be any further payments on the notes.
Example 3 - The Observation Levels on each of the first and second Observation Dates are below the Call Level, but the Observation Level on the third Observation Date is 105.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $4.05 = $14.05 per unit. After the notes are called, they will no longer remain outstanding and there will not be any further payments on the notes.
Notes Are Not Called on Any Observation Date
Example 4 - The notes are not called on any Observation Date and the Ending Value is less than the Threshold Value. The Redemption Amount will be less, and possibly significantly less, than the principal amount. For example, if the Ending Value is 85.00, the Redemption Amount per unit will be:
	Notes Are Called on an Observation Date			Notes Are Not Called on Any Observation Date
	Example 1	Example 2	Example 3	Example 4
Starting Value	100.00	100.00	100.00	100.00
Call Level	100.00	100.00	100.00	100.00
Threshold Value	100.00%	100.00%	100.00%	100.00%
Observation Level on the first Observation Date	105.00%	86.00%	80.00%	82.00%
Observation Level on the second Observation Date	N/A	105.00%	89.00%	78.00%
Observation Level on the third Observation Date	N/A	N/A	105.00%	85.00%
Return of the Underlying Fund	5.00%	5.00%	5.00%	-15.00%
Return of the Notes	13.50%	27.00%	40.50%	-15.00%
Call Amount / Redemption Amount per Unit	$11.35	$12.70	$14.05	$8.50
Strategic Accelerated Redemption Securities®	TS-5

Strategic Accelerated Redemption Securities® Linked to the SPDR® S&P® Biotech ETF, due February 28, 2025
Risk Factors
There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-7 of the accompanying product supplement, page S-5 of the Series A MTN prospectus supplement, and page 7 of the prospectus identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.
Structure-related Risks
■	If the notes are not automatically called, your investment will result in a loss; there is no guaranteed return of principal.
■	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.
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Payments on the notes are subject to our credit risk, and the credit risk of BAC, and any actual or perceived changes in our or BAC’s creditworthiness are expected to affect the value of the notes. If we and BAC become insolvent or are unable to pay our respective obligations, you may lose your entire investment.

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Your investment return is limited to the return represented by the applicable Call Premium and may be less than a comparable investment directly in the Underlying Fund or the securities held by the Underlying Fund.

■	We are a finance subsidiary and, as such, have no independent assets, operations or revenues.
■	BAC’s obligations under its guarantee of the notes will be structurally subordinated to liabilities of its subsidiaries.
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The notes issued by us will not have the benefit of any cross-default or cross-acceleration with other indebtedness of BofA Finance or BAC; events of bankruptcy or insolvency or resolution proceedings relating to BAC and covenant breach by BAC will not constitute an event of default with respect to the notes.

Valuation- and Market-related Risks
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The initial estimated value of the notes considers certain assumptions and variables and relies in part on certain forecasts about future events, which may prove to be incorrect. The initial estimated value of the notes is an estimate only, determined as of the pricing date by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of BAC, BAC’s internal funding rate on the pricing date, mid-market terms on hedging transactions, expectations on interest rates and volatility, price-sensitivity analysis, and the expected term of the notes.  These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect.

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The public offering price you are paying for the notes exceeds the initial estimated value. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than the initial estimated value. This is due to, among other things, changes in the price of the Underlying Fund, changes in BAC’s internal funding rate, and the inclusion in the public offering price of the underwriting discount and the hedging related charge, all as further described in “Structuring the Notes” on page TS-13. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

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The initial estimated value does not represent a minimum or maximum price at which we, BAC, MLPF&S, BofAS or any of our other affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Underlying Fund, our and BAC’s creditworthiness and changes in market conditions.

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A trading market is not expected to develop for the notes. None of us, BAC, MLPF&S or BofAS is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-related Risks
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BAC and its affiliates’ hedging and trading activities (including trades in shares of the Underlying Fund or the securities held by the Underlying Fund) and any hedging and trading activities BAC or its affiliates engage in that are not for your account or on your behalf, may affect the market value and return of the notes and may create conflicts of interest with you.

■	There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent.
Market Measure-related Risks
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The sponsor and investment advisor of the Underlying Fund may adjust the Underlying Fund in a way that could adversely affect the value of the notes and the amount payable on the notes, and these entities have no obligation to consider your interests.

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The sponsor of the S&P® Biotechnology Select Industry® Index, which is the Underlying Fund’s underlying index (the “Underlying Index”), may adjust the Underlying Index in a way that affects its level, and has no obligation to consider your interests.

Strategic Accelerated Redemption Securities®	TS-6

Strategic Accelerated Redemption Securities® Linked to the SPDR® S&P® Biotech ETF, due February 28, 2025
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You will have no rights of a holder of the Underlying Fund or the securities held by the Underlying Fund, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

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While BAC and our other affiliates may from time to time own securities of companies included in the Underlying Fund, we, BAC and our other affiliates do not control any company included in the Underlying Fund, and have not verified any disclosure made by any other company.

■	There are liquidity and management risks associated with the Underlying Fund.
■	Risks associated with the Underlying Fund or the underlying assets of the Underlying Fund will affect the share price of the Underlying Fund and hence, the value of the notes.
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The payments on the notes will not be adjusted for all events that could affect the Underlying Fund. See “Description of the Notes—Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds” beginning on page PS-30 of the accompanying product supplement.

Tax-related Risks
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The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-40 of the accompanying product supplement.

Additional Risk Factors
The stocks held by the Underlying Fund are concentrated in one sector.
The Underlying Fund holds securities issued by companies in the biotechnology sector. As a result, the stocks that will determine the performance of the Underlying Fund are concentrated in one sector. Although an investment in the notes will not give holders any ownership or other direct interests in the securities held by the Underlying Fund, the return on an investment in the notes will be subject to certain risks associated with a direct equity investment in the biotechnology sector. Accordingly, by investing in the notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.
Adverse conditions in the biotechnology sector may reduce your return on the notes.
All of the stocks held by the Underlying Fund are issued by companies whose primary lines of business are directly associated with the biotechnology sector. The profitability of these companies is largely dependent on, among other things, demand for the companies’ products, regulatory influences on the biotechnology market (including healthcare reform and receipt of regulatory approvals and compliance with complex regulatory requirements), pricing and reimbursement from third party payors, continued innovation and successful development of new products, talent attraction and retention, maintaining intellectual property rights and industry competition. Any adverse developments affecting the biotechnology sector could adversely affect the price of the Underlying Fund and, in turn, the value of the notes.
The performance of the Underlying Fund may not correlate with the performance of its Underlying Index as well as the net asset value per share of the Underlying Fund, especially during periods of market volatility.
The performance of the Underlying Fund and that of its Underlying Index generally will vary due to, for example, transaction costs, management fees, certain corporate actions, and timing variances. Moreover, it is also possible that the performance of the Underlying Fund may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its Underlying Index. This could be due to, for example, the Underlying Fund not holding all or substantially all of the underlying assets included in its Underlying Index and/or holding assets that are not included in the Underlying Index, the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments held by the Underlying Fund, differences in trading hours between the Underlying Fund (or the underlying assets held by the Underlying Fund) and its Underlying Index, or other circumstances. This variation in performance is called the “tracking error,” and, at times, the tracking error may be significant. In addition, because the shares of the Underlying Fund are traded on a securities exchange and are subject to market supply and investor demand, the market price of one share of the Underlying Fund may differ from its net asset value per share; shares of the Underlying Fund may trade at, above, or below its net asset value per share. During periods of market volatility, securities held by the Underlying Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Underlying Fund and the liquidity of the Underlying Fund may be adversely affected. Market volatility may also disrupt the ability of market participants to trade shares of the Underlying Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Underlying Fund. As a result, under these circumstances, the market value of shares of the Underlying Fund may vary substantially from the net asset value per share of the Underlying Fund.
The anti-dilution adjustments will be limited.
The calculation agent may adjust the Price Multiplier of the Underlying Fund and other terms of the notes to reflect certain actions by the Underlying Fund, as described in the section “Description of the Notes—Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds” in the accompanying product supplement. The calculation agent will not be required to make an adjustment for every event that may affect the Underlying Fund and will have broad discretion to determine whether and to what extent an adjustment is required.
The sponsor or investment advisor of the Underlying Fund may adjust the Underlying Fund in a way that affects its prices, and the sponsor or investment advisor has no obligation to consider your interests.
Strategic Accelerated Redemption Securities®	TS-7

Strategic Accelerated Redemption Securities® Linked to the SPDR® S&P® Biotech ETF, due February 28, 2025
The sponsor or investment advisor of the Underlying Fund can add, delete, or substitute the components included in the Underlying Fund or make other methodological changes that could change its price. Any of these actions could adversely affect the value of your Notes.
Strategic Accelerated Redemption Securities®	TS-8

Strategic Accelerated Redemption Securities® Linked to the SPDR® S&P® Biotech ETF, due February 28, 2025
The Underlying Fund
All disclosures contained in this term sheet regarding the Underlying Fund, including, without limitation, its make-up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, the advisor to the Underlying Fund. The advisor, which licenses the copyright and all other rights to the Underlying Fund, has no obligation to continue to publish, and may discontinue publication of, the Underlying Fund. The consequences of the advisor discontinuing publication of the Underlying Fund are discussed in the section entitled “Description of the Notes — Anti-Dilution and Adjustment Related to Underlying Funds — Discontinuance of or Material Change to an Underlying Fund” on page PS-34 of the accompanying product supplement. None of us, BAC, the calculation agent, MLPF&S or BofAS accepts any responsibility for the calculation, maintenance, or publication of the Underlying Fund or any successor Underlying Fund.
The SPDR® S&P® Biotech ETF
The Underlying Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P® Biotechnology Select Industry® Index, the Underlying Index. The Underlying Index represents the biotechnology sub-industry portion of the Standard & Poor’s (“S&P”) Total Market Index (“S&P TMI”), an index that measures the performance of the U.S. equity market. The Underlying Fund is composed of companies that are in the biotechnology sector. The Underlying Fund trades on NYSE Arca under the ticker symbol “XBI.”
The Underlying Fund utilizes a “replication” investment approach in attempting to track the performance of its Underlying Index. The Underlying Fund typically invests in substantially all of the securities which comprise the Underlying Index in approximately the same proportions as the Underlying Index. The Underlying Fund will normally invest at least 80% of its total assets in the common stocks that comprise the Underlying Index.
The S&P® Biotechnology Select Industry® Index
This Underlying Index is an equal-weighted index that is designed to measure the performance of the biotechnology sub-industry portion of the S&P TMI. The S&P TMI includes all U.S. common equities listed on the New York Stock Exchange (the “NYSE”) (including NYSE Arca), the NYSE American, the Nasdaq Global Select Market, and the Nasdaq Capital Market. Each of the component stocks in the Underlying Index is a constituent company within the biotechnology sub-industry portion of the S&P TMI.
To be eligible for inclusion in the Underlying Index, companies must be in the S&P TMI and must be included in the relevant Global Industry Classification Standard (“GICS”) sub-industry. The GICS was developed to establish a global standard for categorizing companies into sectors and industries. In addition to the above, companies must satisfy one of the two following combined size and liquidity criteria:
●	float-adjusted market capitalization above US$500 million and float-adjusted liquidity ratio above 90%; or
●	float-adjusted market capitalization above US$400 million and float-adjusted liquidity ratio above 150%.
All U.S. companies satisfying these requirements are included in the Underlying Index. The total number of companies in the Underlying Index should be at least 35. If there are fewer than 35 stocks, stocks from a supplementary list of highly correlated sub-industries that meet the market capitalization and liquidity thresholds above are included in order of their float-adjusted market capitalization to reach 35 constituents. Minimum market capitalization requirements may be relaxed to ensure there are at least 22 companies in the Underlying Index as of each rebalancing effective date.
Eligibility factors include:
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Market Capitalization: Float-adjusted market capitalization should be at least US$400 million for inclusion in the Underlying Index. Existing index components must have a float-adjusted market capitalization of US$300 million to remain in the Underlying Index at each rebalancing.

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Liquidity: The liquidity measurement used is a liquidity ratio, defined as dollar value traded over the previous 12-months divided by the float-adjusted market capitalization as of the Underlying Index rebalancing reference date. Stocks having a float-adjusted market capitalization above US$500 million must have a liquidity ratio greater than 90% to be eligible for addition to the Underlying Index. Stocks having a float-adjusted market capitalization between US$400 and US$500 million must have a liquidity ratio greater than 150% to be eligible for addition to the Underlying Index. Existing index constituents must have a liquidity ratio greater than 50% to remain in the Underlying Index at the quarterly rebalancing. The length of time to evaluate liquidity is reduced to the available trading period for IPOs or spin-offs that do not have 12 months of trading history.

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Takeover Restrictions: At the discretion of S&P, constituents with shareholder ownership restrictions defined in company bylaws may be deemed ineligible for inclusion in the Underlying Index. Ownership restrictions preventing entities from replicating the index weight of a company may be excluded from the eligible universe or removed from the Underlying Index.

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Turnover: S&P believes turnover in index membership should be avoided when possible. At times, a company may appear to temporarily violate one or more of the addition criteria. However, the addition criteria are for addition to the Underlying Index, not for

Strategic Accelerated Redemption Securities®	TS-9

Strategic Accelerated Redemption Securities® Linked to the SPDR® S&P® Biotech ETF, due February 28, 2025
continued membership. As a result, an index constituent that appears to violate the criteria for addition to the Underlying Index will not be deleted unless ongoing conditions warrant a change in the composition of the Underlying Index.
Computation of the Underlying Index
The Underlying Index is calculated as the Underlying Index market value divided by the divisor. In an equal-weighted index like the Underlying Index, the market capitalization of each stock used in the calculation of the index market value is redefined so that each stock has an equal weight in the index on each rebalancing date. The adjusted market capitalization for each stock in the index is calculated as the product of the stock price, the number of shares outstanding, the stock’s float factor and the adjustment factor.
A stock’s float factor refers to the number of shares outstanding that are available to investors. S&P indices exclude shares closely held by control groups from the Underlying Index calculation because such shares are not available to investors. For each stock, S&P calculates an Investable Weight Factor (“IWF”) which is the percentage of total shares outstanding that are included in the Underlying Index calculation.
The adjustment factor for each stock is assigned at each rebalancing date and is calculated by dividing a specific constant set for the purpose of deriving the adjustment factor (often referred to as modified index shares) by the number of stocks in the Underlying Index multiplied by the float adjusted market value of such stock on such rebalancing date.
Adjustments are also made to ensure that no stock in the Underlying Index will have a weight that exceeds the value that can be traded in a single day for a theoretical portfolio of $2 billion. Theoretical portfolio values are reviewed annually and any updates are made at the discretion of the Underlying Index committee, as defined below. The maximum basket liquidity weight for each stock in the Underlying Index will be calculated using the ratio of its three-month median daily value traded to the theoretical portfolio value of $2 billion. Each stock’s weight in the Underlying Index is then compared to its maximum basket liquidity weight and is set to the lesser of (1) its maximum basket liquidity weight or (2) its initial equal weight. All excess weight is redistributed across the Underlying Index to the uncapped stocks. If necessary, a final adjustment is made to ensure that no stock in the Underlying Index has a weight greater than 4.5%. No further adjustments are made if the latter step would force the weight of those stocks limited to their maximum basket liquidity weight to exceed that weight. If the Underlying Index contains exactly 22 stocks as of the rebalancing effective date, the Underlying Index will be equally weighted without basket liquidity constraints.
If a company has more than one share class line in the S&P TMI, such company will be represented once by the designated listing (generally the share class with both (i) the highest one-year trading liquidity as defined by median daily value traded and (ii) the largest float-adjusted market capitalization). S&P reviews designated listings on an annual basis and any changes are implemented after the close of the third Friday in September. The last trading day in July is used as the reference date for the liquidity and market capitalization data in such determination. Once a listed share class line is added to the Underlying Index, it may be retained in the Underlying Index even though it may appear to violate certain constituent addition criteria. For companies that issue a second publicly traded share class to Underlying Index share class holders, the newly issued share class line will be considered for inclusion if the event is mandatory and the market capitalization of the distributed class is not considered to be de minimis.
The Underlying Index is calculated by using the divisor methodology used in all S&P equity indices. The initial divisor was set to have a base value of 1,000 on June 20, 2003. The Underlying Index level is the Underlying Index market value divided by the Underlying Index divisor. In order to maintain Underlying Index series continuity, it is also necessary to adjust the divisor at each rebalancing. Therefore, the divisor (after rebalancing) equals the Underlying Index market value (after rebalancing) divided by the Underlying Index value before rebalancing. The divisor keeps the Underlying Index comparable over time and is one manipulation point for adjustments to the Underlying Index, which we refer to as maintenance of the Underlying Index.

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Strategic Accelerated Redemption Securities® Linked to the SPDR® S&P® Biotech ETF, due February 28, 2025
The following graph shows the daily historical performance of the Underlying Fund on its primary exchange in the period from January 1, 2012 through February 22, 2022. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the Closing Market Price of the Underlying Fund was $88.68. These historical prices may have been adjusted to reflect certain corporate actions, such as stock splits and reverse stock splits.
Historical Performance of the Underlying Fund

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This historical data on the Underlying Fund is not necessarily indicative of the future performance of the Underlying Fund or what the value of the notes may be. Any historical upward or downward trend in the price per share of the Underlying Fund during any period set forth above is not an indication that the price per share of the Underlying Fund is more or less likely to increase or decrease at any time over the term of the notes.
Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of the Underlying Fund.
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Strategic Accelerated Redemption Securities® Linked to the SPDR® S&P® Biotech ETF, due February 28, 2025
Supplement to the Plan of Distribution; Conflicts of Interest
Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.
MLPF&S will purchase the notes from BofAS for resale, and will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet.
MLPF&S and BofAS, each a broker-dealer subsidiary of BAC, are members of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent, in the case of BofAS, and as dealer, in the case of MLPF&S, in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of Rule 5121 applicable to FINRA members. Neither BofAS nor MLPF&S may make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.
We will deliver the notes against payment therefor in New York, New York on a date that is greater than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.
MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. At their discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Underlying Fund and the remaining term of the notes. However, neither we nor any of our affiliates is obligated to purchase your notes at any price, or at any time, and we cannot assure you that we or any of our affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.
The value of the notes shown on your account statement will be based on BofAS’s estimate of the value of the notes if BofAS or another of our affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.
An investor’s household, as referenced on the cover of this term sheet, will generally include accounts held by any of the following, as determined by MLPF&S in its discretion and acting in good faith based upon information then available to MLPF&S:
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the investor’s spouse (including a domestic partner), siblings, parents, grandparents, spouse’s parents, children and grandchildren, but excluding accounts held by aunts, uncles, cousins, nieces, nephews or any other family relationship not directly above or below the individual investor;

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a family investment vehicle, including foundations, limited partnerships and personal holding companies, but only if the beneficial owners of the vehicle consist solely of the investor or members of the investor’s household as described above; and

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a trust where the grantors and/or beneficiaries of the trust consist solely of the investor or members of the investor’s household as described above; provided that, purchases of the notes by a trust generally cannot be aggregated together with any purchases made by a trustee’s personal account.

Purchases in retirement accounts will not be considered part of the same household as an individual investor’s personal or other non-retirement account, except for individual retirement accounts (“IRAs”), simplified employee pension plans (“SEPs”), savings incentive match plan for employees (“SIMPLEs”), and single-participant or owners only accounts (i.e., retirement accounts held by self-employed individuals, business owners or partners with no employees other than their spouses).
Please contact your Merrill financial advisor if you have any questions about the application of these provisions to your specific circumstances or think you are eligible.
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Strategic Accelerated Redemption Securities® Linked to the SPDR® S&P® Biotech ETF, due February 28, 2025
Structuring the Notes
The notes are our debt securities, the return on which is linked to the performance of the Underlying Fund. The related guarantees are BAC’s obligations. As is the case for all of our and BAC’s respective debt securities, including our market-linked notes, the economic terms of the notes reflect our and BAC’s actual or perceived creditworthiness at the time of pricing. In addition, because market-linked notes result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of notes at a rate that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This rate, which we refer to in this term sheet as BAC’s internal funding rate, is typically lower than the rate BAC would pay when it issues conventional fixed or floating rate debt securities. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, resulted in the initial estimated value of the notes on the pricing date being less than their public offering price.
Payments on the notes, including the amount you receive at maturity or upon an automatic call, will be calculated based on the performance of the Underlying Fund and the $10 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, including BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the Underlying Fund, the tenor of the notes and the tenor of the hedging arrangements.  The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.
BofAS has advised us that the hedging arrangements will include a hedging related charge of $0.05 per unit, reflecting an estimated profit to be credited to BofAS from these transactions.  Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by BofAS or any third party hedge providers.
For further information, see “Risk Factors” beginning on page PS-7 and “Use of Proceeds” on page PS-23 of the accompanying product supplement.
Validity of the Notes
In the opinion of McGuireWoods LLP, as counsel to BofA Finance and BAC, when the trustee has made the appropriate entries or notations on the applicable schedule to the master global note that represents the notes (the “master note”) identifying the notes offered hereby as supplemental obligations thereunder in accordance with the instructions of BofA Finance and the provisions of the indenture governing the notes and the related guarantee, and the notes have been delivered against payment therefor as contemplated in this term sheet and the related prospectus, prospectus supplement and product supplement, such notes will be the legal, valid and binding obligations of BofA Finance, and the related guarantee will be the legal, valid and binding obligation of BAC, subject, in each case, to the effects of applicable bankruptcy, insolvency (including laws relating to preferences, fraudulent transfers and equitable subordination), reorganization, moratorium and other similar laws affecting creditors’ rights generally, and to general principles of equity. This opinion is given as of the date of this term sheet and is limited to the laws of the State of New York and the Delaware Limited Liability Company Act and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture governing the notes and due authentication of the master note, the validity, binding nature and enforceability of the indenture governing the notes and the related guarantee with respect to the trustee, the legal capacity of individuals, the genuineness of signatures, the authenticity of all documents submitted to McGuireWoods LLP as originals, the conformity to original documents of all documents submitted to McGuireWoods LLP as copies thereof, the authenticity of the originals of such copies and certain factual matters, all as stated in the letter of McGuireWoods LLP dated December 30, 2019, which has been filed as an exhibit to Pre-Effective Amendment No. 1 to the Registration Statement (File No. 333-234425) of BofA Finance and BAC, filed with the SEC on December 30, 2019.
Sidley Austin LLP, New York, New York, is acting as counsel to BofAS and MLPF&S and as special tax counsel to BofA Finance and BAC.
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Strategic Accelerated Redemption Securities® Linked to the SPDR® S&P® Biotech ETF, due February 28, 2025
Summary Tax Consequences
You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:
■	There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.
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You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as a callable single financial contract with respect to the Underlying Fund.

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Under this characterization and tax treatment of the notes, a U.S. Holder (as defined beginning on page 38 of the prospectus) generally will recognize capital gain or loss upon maturity or upon a sale, exchange, or redemption of the notes prior to maturity. This capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year.

■	No assurance can be given that the Internal Revenue Service (“IRS”) or any court will agree with this characterization and tax treatment.
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Under current IRS guidance, withholding on “dividend equivalent” payments (as discussed in the product supplement), if any, will not apply to notes that are issued as of the date of this term sheet unless such notes are “delta-one” instruments.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-40 of the accompanying product supplement.
Where You Can Find More Information
We and BAC have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents relating to this offering that we and BAC have filed with the SEC, for more complete information about us, BAC and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.
“Strategic Accelerated Redemption Securities®” is BAC’s registered service mark.
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